EXHIBIT 1.1

MEMBERS OF FILING GROUP

V. Prem Watsa

The One One Zero Nine Holdco Limited

The Sixty Two Investment Company Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Fairfax (Barbados) International Corp.

Wentworth Insurance Company Ltd.

The Sixty Three Foundation